Exhibit 99.1

      IMMUNOMEDICS COMMENCES EXCHANGE OFFER FOR 5% SENIOR CONVERTIBLE NOTES
                            AND COMMON STOCK WARRANTS

MORRIS PLAINS, N.J., July 5 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a leading biopharmaceutical company focused on developing monoclonal antibodies, today announced its offer to exchange its 5% Senior Convertible Notes due 2008 and its related warrants to purchase common stock, for new notes and warrants called the "Exchange Notes" and "Exchange Warrants." If the exchange offer is completed, the Exchange Notes and Exchange Warrants will be materially the same as the securities initially issued except for limited changes summarized below.

The Company's primary purpose in effecting the exchange offer is to facilitate compliance with NASDAQ Marketplace shareholder approval rules to potentially continue the listing of its common stock on the NASDAQ. In the alternative, the exchange offer would also assist the Company to comply with the rules of the American Stock Exchange required for initial listing of the Company's common stock on the AMEX. There is no assurance, even if the exchange offer is successfully completed and the two stockholder proposals described below are approved, that the Company will be able to continue its listing on the NASDAQ or obtain approval for the transfer of listing to the AMEX.

The Exchange Notes will not be fully convertible into common stock until the Company's stockholder's approve at a special meeting two proposals; the first proposal requesting that the stockholders authorize a 40 million share increase to the Company's authorized common stock and the second proposal requesting that the stockholders authorize conversion of the Exchange Notes and exercise of the Exchange Warrants into common stock. The Company will also agree in the Exchange Notes indenture to use its best efforts to have the special meeting and the related stockholder votes occur by August 29, 2005. The old notes permitted first-come, first-served conversion into up to 8.915 million common shares, from the date of issuance through the date of stockholder approval of an authorized common stock share increase, and permitted full conversion if the 40 million share increase was approved.

The exercise period of the Exchange Warrants will commence, instead of from the effective date of the requested share increase as was permitted in the old warrants, on the later of either the date that the stockholders approve the exercise of the Exchange Warrants and the effective date of the share increase.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

The exchange offer is being made solely to the investors who purchased the securities in the initial offering that was completed on April 29, 2005. The Exchange Notes and the Exchange Warrants will not be and will not have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The exchange offer is being made solely by an Exchange Offer Memorandum and an accompanying Letter of Transmittal. The terms and conditions of the exchange offer, including the proposed changes to the indenture and warrant agreement covering the Exchange Notes and the Exchange Warrants, respectively, are stated in an Exchange Offer Memorandum and the accompanying Letter of Transmittal, which are included as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

The Exchange Offer Memorandum is summarized above for purposes of full and fair disclosure under Regulation FD, not to solicit interest in the exchange offer, which is being made solely by the distribution by the Company of the Exchange Offer Memorandum and accompanying Letter of Transmittal to the investors in the original offering, who are all Qualified Institutional Buyers and institutional Accredited Investors as defined under the Securities Act of 1933.

Immunomedics, Inc. has filed a preliminary proxy statement with the SEC concerning the special meeting described above. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the website maintained by the SEC at http://www.sec.gov. In addition, investors may obtain documents filed with the SEC by Immunomedics, Inc. free of charge by requesting them in writing from Immunomedics, Inc. at 300 American Road, Morris Plains, NJ 07950, Attention: Investor Relations, or by telephone at (973) 605-8200.

    For More Information:
     Dr. Chau Cheng
     Associate Director, Investor Relations & Business Analysis
     (973) 605-8200, extension 123
     ccheng@immunomedics.com

     Julie Huang
     Financial Dynamics
     (212) 850-5628
     jhuang@fd-us.com

SOURCE  Immunomedics, Inc.
    -0-                             07/05/2005
    /CONTACT: Dr. Chau Cheng, Associate Director, Investor Relations & Business Analysis, +1-973-605-8200, extension 123, ccheng@immunomedics.com; or
Julie Huang of Financial Dynamics, +1-212-850-5628, jhuang@fd-us.com   /
    /Company News On-Call:  http://www.prnewswire.com/comp/113121.html /
    /Web site:  http://www.Immunomedics.com/